Exhibit 99.3

DIRECTORS AND EXECUTIVE OFFICERS OF
INVESTISSEMENT QUÉBEC

The name, function, citizenship and present principal occupation or employment of each of the directors and executive officers of Investissement Québec (“IQ”) are set forth below. Unless otherwise indicated below, (i) each occupation set forth opposite an individual’s name refers to employment with IQ and (ii) the business address of each director and executive officer of IQ is 1001 Boulevard Robert-Bourassa, Suite 1000, Montréal, Québec, H3B 4L4, Canada.

Name	Relationship to IQ	Present Principal Occupation	Citizenship
Geneviève Fortier	President, Board of Directors	Chief Executive Officer, Promutuel Assurance	Canada
Bicha Ngo	President and Chief Executive Officer, Director	President and Chief Executive Officer of IQ	Canada
George Attar	Director	Corporate Director	Canada
Anne Bourhis	Director	Human Resources Management Professor, HEC Montréal	Canada
Gaétan Desroches	Director	Corporate Director	Canada
Catherine Dubé	Director	Business Executive and Management Consultant, Coboom	Canada
Louis-Daniel Gauvin	Director	Corporate Director	Canada
Manon Genest	Director	Founding Partner, General Manager, Montréal Office, TACT Intelligence-conseil	Canada
Jonathan Gignac	Director	Deputy Minister of the Ministry of Economy, Innovation and Energy	Canada
Mélissa Gilbert	Director	Executive Vice-President and Leader, Finance, Beneva	Canada
Shahir Guindi	Director	Partner, Corporate Law, Osler, Hoskin & Harcourt LLP	Canada
Claudine Roy	Director	President and Chief Executive Officer, Gestion immobilière Gaspé	Canada
Louise Sanscartier	Director	Governance Consultant and Corporate Director	Canada
Marie-Soleil Tremblay	Director	Full Professor, École Nationale d’Administration Publique	Canada
Richard Voyer	Director	Executive Vice President, General Manager, North America, Soprema	Canada
Claude Farrier	Senior Vice-President, Private Equity	Senior Vice-President, Private Equity of IQ	Canada
Laurent Naud	Senior Vice-President, Chief Financial Officer	Senior Vice-President, Chief Financial Officer of IQ	Canada
Gladys Caron	Senior Vice-President, Strategy and External Communications	Senior Vice-President, Strategy and External Communications of IQ	Canada
David Bahan	Senior Vice-President, Economic Development	Senior Vice-President, Economic Development of IQ	Canada
Pierre Leblanc	Senior Vice-President, Chief of Information Technology	Senior Vice-President, Chief of Information Technology of IQ	Canada
Hubert Bolduc	Senior Vice-President, Direct foreign investments and exports and President, Investissement Québec International	Senior Vice-President, Direct foreign investments and exports and President, Investissement Québec International	Canada
Jean-Philippe Ménard	Senior Vice-President, Regional Network and Innovation	Senior Vice-President, Regional Network and Innovation of IQ	Canada
Marie Zakaïb	Senior Vice-President, Human Resources and Internal Communications	Senior Vice-President, Human Resources and Internal Communications of IQ	Canada
Sylvain Gendron	Senior Vice-President, Chief of Risk Management and Legal Affairs	Senior Vice-President, Chief of Risk Management and Legal Affairs of IQ	Canada

Except as set forth in this Schedule 13D, to the best knowledge of the Reporting Persons, none of the individuals listed above beneficially owns any Common Shares.